EXHIBIT 99.1

Seneca Gaming Corporation Announces Appointment of Chief Operating Officer and Its Financial Results for the Three Months Ended December 31, 2004

Seneca Gaming Corporation (SGC) announced the appointment of a Chief Operating Officer (COO) for all of its gaming properties and reported its financial results for the three months ended December 31, 2004 (First Quarter 2005). SGC is a wholly-owned tribally chartered corporation of the Seneca Nation of Indians (Nation) that operates all of the Nation’s Class III gaming operations in Western New York. SGC through its wholly-owned subsidiaries, Seneca Niagara Falls Gaming Corporation (SNFGC) and Seneca Territory Gaming Corporation (STGC), operates two casinos in Niagara Falls, New York (Seneca Niagara Casino) and Salamanca, New York (Seneca Allegany Casino), respectively.

SGC opened its first casino, Seneca Niagara Casino, on December 31, 2002, and its second casino, Seneca Allegany Casino, on May 1, 2004. Due to the opening of the Seneca Allegany Casino approximately three quarters through fiscal 2004, the comparisons discussed below between the First Quarter 2005 and the three months ended December 31, 2003 (First Quarter 2004) are not directly comparable.

Appointment of COO

Today, John Pasqualoni was appointed COO by the Seneca Gaming Corporation Board of Directors, thereby making him the second most senior executive of the Nation’s Class III gaming operations. In this position, Mr. Pasqualoni will direct and oversee the day-to-day operations of the Seneca Niagara Casino, supervise the COO of Seneca Allegany Casino, and report directly to SGC’s President and Chief Executive Officer, G. Michael Brown.

Prior to his appointment as COO of both of our casinos, Mr. Pasqualoni served as Senior Vice President of Slot Operations/Marketing overseeing these activities for SGC, and has been with us since October 2002. Mr. Pasqualoni has over 27 years of experience in the gaming industry. He has served in senior management positions at Resorts International Hotel and Casino, Foxwoods Resort Casino, Bally’s Park Place and Trump Plaza.

“John Pasqualoni and I have worked together on numerous casino projects over the past 20 years,” said Mickey Brown. “John brings a wealth of knowledge and experience to this position, and I am pleased that he has agreed to assume additional operational responsibilities,” Brown stated.

SGC Chairman Barry Snyder said, “John was one of the first Vice-Presidents hired by the company. He, along with Mickey, was instrumental in getting us open and has continued to assist in making our casinos highly successful. We are pleased that we are able to fill the number 2 position from our existing management team. The selection of John demonstrates the confidence the Board has in our current team, which has consistently achieved positive growth for the Nation’s Class III gaming operations.”

First Quarter Operating Results

For the First Quarter 2005, SGC reported consolidated gaming revenues of $104.3 million compared to $67.9 million in the First Quarter 2004, an increase of $36.4 million, or 54%. Seneca Niagara Casino gaming revenues increased $4.9 million to $72.8 million in the First Quarter 2005, or a 7% increase compared to First Quarter 2004. Most of the increase represents higher slot revenues due to an additional 315 slot machines, an 11% increase, and higher slot handle of $57.7 million, or a 9% increase, offset by a lower hold percentage, 8.8% in the First Quarter 2004 compared to 8.5% in the First Quarter 2005. Included in the $72.8 million of gaming revenues is $1.4 million of Class II poker revenues. Seneca Allegany Casino had gaming revenues of $31.5 million for the First Quarter 2005, with Class III slot revenues representing $25.5 million of the total. Included in the $31.5 million of gaming revenues in the First Quarter 2005 is $1.9 million of Class II revenues, which included poker, bingo and Class II slot revenue. Management attributes the growth in gaming revenues at both of its casinos to the growth in membership of the Seneca Link Player’s Card, now over 700,000, patron acceptance of our Pennies from Heaven slot area located on the mezzanine level of our Seneca Niagara Casino, effective targeted marketing, and the successful introduction of electronic slot bonusing.

Effective January 1, 2005, SGC discontinued all of its Class II gaming operations. These Class II operations are now directly managed by the Nation. Class II gaming revenues included in consolidated gaming revenues for the First Quarter 2005 and First Quarter 2004 were $3.9 million and $0, respectively. The transfer and or termination by us of the Class II operations is consistent with our understanding of the Nation’s Council intent that we operate and manage the Nation’s Class III operations and that Council directly manages and operates the Nation’s Class II operations as it has historically done.

Non-gaming revenues, consisting principally of food and beverage and retail operations, were $13.9 million and $8.7 million for the First Quarter 2005 and First Quarter 2004, respectively, an increase of $5.2 million, or 60%. Seneca Niagara Casino and Seneca Allegany Casino contributed $1.7 million and $3.5 million of this increase, respectively. The increase in these revenues is directly attributable to higher gaming volume. In the First Quarter 2005 and the First Quarter 2004, approximately 74% and 55%, respectively, of these revenues were complimentary, primarily due to the points earned by our patrons on their Seneca Link Player’s Card.

Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) was $38.4 million for the First Quarter 2005, compared to $27.4 million for the same 2003 period, an increase of $11.0 million, or 40%. Seneca Niagara Casino generated EBITDA for the First Quarter 2005 and First Quarter 2004 of $28.4 million and $27.6 million, respectively, an increase of $800,000, or 3%. Our EBITDA margin at Seneca Niagara Casino decreased in the First Quarter 2005 to 37.6% from 38.5% in the First Quarter 2004 due to higher labor costs in casino support departments, and increases in cost of sales due to higher complimentary food and beverage and retail sales. Seneca Allegany Casino generated $10.1 million of EBITDA in the First Quarter 2005.

Consolidated net income for SGC for the First Quarter 2005 and First Quarter 2004 was $21.1 million and $19.1 million, respectively. The increase results principally from the income contributed from Seneca Allegany Casino, which opened May 1, 2004, offset by higher interest costs associated with the May 2004 offering of $300 million 7 ¼% Senior Notes, and the interest costs from having borrowed an additional $22.7 million available under SNFGC’s existing term loan in April 2004.

G. Michael Brown, President and CEO of SGC stated, “Our operating results for the First Quarter 2005 for Seneca Niagara Casino were in line with our expectations considering our increased cost of business. We continue to be pleased with the operating performance at our Seneca Allegany Casino. Its operating performance since its May 1, 2004 opening has exceeded our expectations. We continue to plan for the expansions at both of our properties.”

Property Expansions

During the First Quarter 2005, SGC spent $47.8 million for construction and the purchase of property and equipment compared to $4.8 million in the First Quarter 2004. In the 2004 period, SGC expended $13.3 million for the construction of the luxury spa hotel at Seneca Niagara Casino, and $23.5 million for the construction of the Seneca Allegany Casino parking garage and resort hotel.  The remaining balance of capital expenditures relates to other construction and equipment purchases for both casinos.

As of this date, construction on the luxury spa hotel remains on schedule. We continue to estimate that the hotel will have a partial opening in December 2005, and all rooms will be available during the first calendar quarter 2006. The estimated cost to construct and equip the luxury spa hotel is $200.0 million.

The opening of the Seneca Allegany Casino 1,850 space-parking garage has been delayed due to weather and construction issues. The construction issues relate to a portion of the garage being out-of acceptable plumb tolerance limits. The SGC Board of Directors (Board) has accepted the recommendation from the garage construction manager to dismantle, partially, to the extent necessary, and reassemble, to correct the out of plumb condition with the southeast portion of the garage. The Board accepted this recommendation because, based on the construction manager’s representations, it will correct the problem with certainty.  This process will delay the opening of the parking garage until July or August of 2005.

The construction of the Seneca Allegany Casino resort hotel has been delayed due to the delayed opening of the parking garage. The foundation for the hotel has been completed, and construction of the hotel will commence upon the completion and opening of the parking garage. We anticipate that the resort hotel will open in the latter part of 2006. The estimated cost to construct the parking garage, and construct and equip the resort hotel is between $180.0 and $185.0 million.

Barry E. Snyder, Sr., President of the Nation and Chairman of the SGC Board of Directors commented: “The progress at the Seneca Niagara Casino luxury spa hotel remains on schedule. We look forward to our December 2005 opening, and the additional excitement and amenities this hotel will provide to our valued patrons. We expect our parking garage at Seneca Allegany Casino to open in July or August 2005. When opened, the parking garage will provide our patrons with convenient safe parking with direct access to our gaming facility. These expansions clearly demonstrate the Seneca Nation of Indians’ commitment to expanding its gaming operations to provide our patrons with the premier gaming entertainment facilities in the Western New York region.”

Non-GAAP Financial Measurement

EBITDA is a non-GAAP financial measurement, but is commonly used in the gaming industry as a measure of performance and basis for valuation of gaming companies. A reconciliation of net income to EBITDA is provided at the end of this press release.

SGC defines EBITDA as earnings before interest, taxes, depreciation and amortization. SGC’s calculation of EBITDA may be different from the calculation used by other companies and therefore comparisons of EBITDA may be limited. EBITDA should not be construed as a substitute for operating income or net income, as they are determined in accordance with generally accepted accounting principles.

Earnings Conference Call

Management intends to hold an earnings conference call for the year ended September 30, 2004  and for the First Quarter 2005 after filing its Annual Report on Form 10-K and Quarterly Report on Form 10-Q. SGC intends to file its Annual and Quarterly Reports with the Securities and Exchange Commission (SEC) after completion of the investigation by the Independent Counsel appointed by the Nation’s government and obtaining Ernst & Young’s audit report on SGC’s financial statements for the fiscal year ended

September 30, 2004. At this conference call, management will discuss financial results for the fiscal year ended September 30, 2004 and the First Quarter 2005, and provide an update regarding our expansion projects.

Forward-Looking Information

This press release contains certain forward-looking information intended to qualify for the safe harbor from liability established by the Private securities Litigation Reform Act of 1995. These may be generally identified by the context of certain statements or the use of forward-looking terminology, such as “believes”, “estimates”, “anticipates”, “intends”, “plans”, “expects”, and words of similar meaning, with references to SGC and its management. Similarly, statements that describe our plans or goals are all forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements contained in this earnings release. Additional information concerning potential factors that could affect SGC’s financial conditions, results of operations, and expansion projects, is included in the filings of SGC with the SEC.

SGC disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if the date is not stated, as of this press release date.

Contact: Joseph A. D’Amato, Senior Vice President Finance and Administration for additional information at 716-299-1073.

SENECA GAMING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2004	September 30, 2004
	(unaudited)	(unaudited)
	(dollars in thousands)
Assets
Cash and cash equivalents	$152,340	$211,595
Short term investments	91,869	57,963
Receivables	1,466	1,348
Inventories	2,249	2,123
Other current assets	3,371	3,171
Total current assets	251,295	276,200

Property and equipment, net	312,836	282,797
Other long-term assets	36,576	25,059
Total assets	$600,707	$584,056

Liabilities and capital
Liabilities:
Current portion of long-term debt	$187	$325
Trade payables	2,238	3,415
Construction payables	17,401	28,807
Dividends payable - SNI	0	655
Exclusivity fees	57,101	41,549
Accrued Interest	5,780	10,866
Other current liabilities	30,253	31,752
Total current liabilities	112,960	117,369

Long term debt	380,000	380,000
Total liabilities	492,960	497,369

Capital:
Retained earnings	107,747	86,687
Total liabilities and capital	$600,707	$584,056

SENECA GAMING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,
	2004	2003
	(unaudited)	(unaudited)
	(dollars in thousands)
Revenues
Gaming	$104,291	$67,858
Food and beverage	9,676	6,072
Retail, entertainment and other	4,234	2,627
Gross Revenues	118,201	76,557
Less-promotional allowances	(10,325)	(4,823)
Net revenues	107,876	71,734

Expenses
Gaming	28,627	18,782
Food and beverage	8,691	5,089
Retail, entertainment and other	2,881	1,624
Advertising, general and administrative	29,231	18,721
Pre-opening costs	63	102
Depreciation and Amortization	6,367	3,158
Total operating costs and expenses	75,860	47,477

Operating income	32,016	24,257
Interest income	1,003	39
Interest expense	(11,956)	5,185

Net income	$21,063	$19,111

SENECA GAMING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,
	2004	2003
	(unaudited)	(unaudited)
	(dollars in thousands)
Cash flows from operating activities
Net income	$21,063	$19,111
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	6,367	3,158
Amortization of deferred financing costs	620	299
Provision for bad debts	20	25
Fair market value adjustment of interest rate cap	117	—
Changes in operating assets and liabilities:
Other current assets	(465)	(23)
Long term assets	10	—
Current liabilities	7,790	9,613
Net cash provided by operating activities	35,522	32,183

Cash flows from investing activities
Purchases of property and equipment	(47,812)	(4,778)
Payments for land acquisitions	(198)	(3,612)
Purchase of investments	(33,906)	—
Net cash used in investing activities	(81,916)	(8,390)

Cash flows from financing activities
Payments to sinking fund	(11,973)	(6,000)
Repayments of notes payable	(138)	(3,081)
Payment of deferred financing costs	(95)	(209)
Transfers to general fund of the tribe	(655)	—
Net cash used in financing activities	(12,861)	(9,290)

(Decrease)/increase in cash and cash equivalents	(59,255)	14,503
Cash and cash equivalents at beginning of the month	211,595	59,628

Cash and cash equivalents at end of the month	$152,340	$74,131

Seneca Gaming Corporation

Reconciliation of Net Income to EBITDA

Three Months Ended December 31, 2004

(dollars in thousands)

(unaudited)

	SNFGC	STGC	SEGC	SGC	Consolidated

Net Income	$17,788	$6,771	$(33)	$(3,463)	$21,063
Depreciation	4,352	2,015	0	0	6,367
Interest, net	6,257	1,291	37	3,368	10,953

EBITDA	$28,397	$10,077	$4	$(95)	$38,383

Seneca Gaming Corporation

Reconciliation of Net Income to EBITDA

Three Months Ended December 31, 2003

(dollars in thousands)

(unaudited)

	SNFGC	STGC	SEGC	SGC	Consolidated

Net Income	$19,277	$(81)	$(21)	$(64)	$19,111
Depreciation	3,158	0	0	0	3,158
Interest, net	5,146	0	0	0	5,146

EBITDA	$27,581	$(81)	$(21)	$(64)	$27,415